US007053565B2

(12) United States Patent
Krichtafovitch et al.

(10) Patent No.: US 7,053,565 B2
(45) Date of Patent: May 30, 2006

(54) **ELECTROSTATIC FLUID ACCELERATOR FOR AND A METHOD OF CONTROLLING FLUID FLOW**

(75) Inventors: **Igor A. Krichtafovitch**, Redmond, WA (US); **Vladimir L. Gorobets**, Redmond, WA (US)

(73) Assignee: **Kronos Advanced Technologies, Inc.**, McLean, VA (US)

(*) Notice: Subject to any disclaimer, the term of this patent is extended or adjusted under 35 U.S.C. 154(b) by 169 days.

(21) Appl. No.: **10/847,438**

(22) Filed: **May 18, 2004**

(65) **Prior Publication Data**

US 2004/0212329 A1 Oct. 28, 2004

Related U.S. Application Data

(63) Continuation-in-part of application No. 10/188,069, filed on Jul. 3, 2002, now Pat. No. 6,727,657.

(51) **Int. Cl.**
H05H 7/00 (2006.01)

(52) **U.S. Cl.** **315/506**; 315/500; 315/503; 315/111.61; 315/5.42; 310/309; 376/113

(58) **Field of Classification Search** 315/500, 315/503, 506, 15, 14, 5.42, 111.21, 111.61, 315/111.81, 111.91; 310/308, 309; 376/113
See application file for complete search history.

(56) **References Cited**

U.S. PATENT DOCUMENTS

3,452,225 A * 6/1969 Gourdine 310/11
3,699,387 A * 10/1972 Edwards 361/230
3,751,715 A * 8/1973 Edwards 361/230
4,210,847 A * 7/1980 Shannon et al. 315/111.91
4,231,766 A * 11/1980 Spurgin 96/79
4,643,745 A * 2/1987 Sakakibara et al. 96/76
4,789,801 A * 12/1988 Lee 310/308
5,667,564 A * 9/1997 Weinberg 96/58
6,176,977 B1 * 1/2001 Taylor et al. 204/176
6,404,089 B1 * 6/2002 Tomion 310/162
6,919,698 B1 * 7/2005 Krichtafovitch 315/506
6,937,455 B1 * 8/2005 Krichtafovitch et al. 361/230
2004/0217720 A1 * 11/2004 Krichtafovitch et al. 315/500

* cited by examiner

Primary Examiner—Haissa Philogene
(74) *Attorney, Agent, or Firm*—Fulbright & Jaworski LLP

(57) **ABSTRACT**

An electrostatic fluid acceleration and method of operation thereof includes at least two synchronously powered stages with final or rear-most electrodes of one stage maintained at substantially the same instantaneous voltage as the immediately adjacent initial or forward-most electrodes of a next stage in an airflow direction. A single power supply or synchronized and phase controlled power supplies provide high voltage power to each of the stages such that both the phase and amplitude of the electric power applied to the corresponding electrodes are aligned in time. The frequency and phase control allows neighboring stages to be closely spaced at a distance of from 1 to 2 times an inter-electrode distance within a stage, and, in any case, minimizing or avoiding production of a back corona current from a corona discharge electrode of one stage to an electrode of a neighboring stage. Corona discharge electrodes of neighboring stages may be horizontally aligned, complementary collector electrodes of all stages being similarly horizontally aligned between and horizontally offset from the corona discharge electrodes.

57 Claims, 7 Drawing Sheets


501
516
517
502
"-"
+
503
+
"-"
507
508
509
510
504



101
102
103
104
107
108
109
110
116
117
POWER SUPPLY
POWER SUPPLY
SYNC. CONTROL
d_1
d_1
d_2

Figure 1B



100
105
106
111
112
113
114
115
POWER SUPPLY
d_1
d_1
d_2

Figure 1A


V1
V2
V1 - V2
Ic
Time
V1
V2

Figure 2B


V1
V2
V1 - V2
Ic
Time

Figure 2A


300
301
302
303
304
305
306
307
308
309
310
311
312
313
314
315
316
317
318
319
320
321

Figure 3



411
414
415
410
401
413
412
417
420
402
403
404
405

Figure 4A



412
416
418
406
410
419
422
421
407
408
409
423

Figure 4B


503
"-"
+
510
517
509
508
516
504
501
507
502
"-"
+

Figure 5


Maximum Interelectrode Potential
0
10
25
50
100
200
Electrode Potential Differential (volts)
0
50
100
150
200
250
300
350
400
450
500
Phase Difference (degrees)
0
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20

Figure 6


Maximum Interelectrode Potential
0
10
25
Electrode Potential Differential (volts)
Phase Difference (minutes)
0
3
6
9
12
15
18
21
24
27
30
33
36
39
42
45
48
51
54
57
60
0
5
10
15
20
25
30
35

Figure 6A

ELECTROSTATIC FLUID ACCELERATOR FOR AND A METHOD OF CONTROLLING FLUID FLOW

RELATED APPLICATIONS

This application is a continuation-in-part of U.S. patent application Ser. No. 10/188,069 filed Jul. 3, 2002 now Pat. No. 6,727,657 and entitled Electrostatic Fluid Accelerator For And A Method Of Controlling Fluid Flow and the continuation thereof, U.S. patent application Ser. No. 10/806,473 filed Mar. 23, 2004 of the same title, and is related to and U.S. patent application Ser. No. 09/419,720 filed Oct. 14, 1999 and entitled Electrostatic Fluid Accelerator, now U.S. Pat. No. 6,504,308, U.S. patent application Ser. No. 10/175,947 filed Jun. 21, 2002 and entitled Method of and Apparatus for Electrostatic Fluid Acceleration Control of a Fluid Flow, now U.S. Pat. No. 6,664,741; U.S. patent application Ser. No. 10/187,983 filed Jul. 3, 2002 and entitled Spark Management Method And Device; U.S. patent application Ser. No. 10/295,869 filed Nov. 18, 2002 and entitled Electrostatic Fluid Accelerator which is a continuation of U.S. provisional application Ser. No. 60/104,573, filed on Oct. 16, 1998; U.S. patent application Ser. No. 10/724,707 filed Dec. 2, 2003 and entitled Corona Discharge Electrode and Method of Operating Same; U.S. patent application Ser. No. 10/735,302 filed Dec. 15, 2003 and entitled Method of and Apparatus for Electrostatic Fluid Acceleration Control of a Fluid; and U.S. patent application Ser. No. 10/752,530 filed Jan. 8, 2004 and entitled Electrostatic Air Cleaning Device, all of which are incorporated herein in their entireties by reference.

BACKGROUND OF THE INVENTION

1. Field of the Invention

The invention relates to a device for and method of accelerating, and thereby imparting velocity and momentum to a fluid, and particularly to the use of corona discharge technology to generate ions and electrical fields especially through the use of ions and electrical fields for the movement and control of fluids such as air.

2. Description of the Related Art

A number of patents (see, e.g., U.S. Pat. No. 4,210,847 by Shannon, et al. and U.S. Pat. No. 4,231,766 by Spurgin) describe ion generation using an electrode (termed the "corona electrode"), attracting and, therefore, accelerating the ions toward another electrode (termed the "collecting" and/or "attracting" electrode), thereby imparting momentum to the ions in a direction toward the attracting electrode. Collisions between the ions and the fluid, such as surrounding air molecules, transfer the momentum of the ions to the fluid inducing a corresponding movement of the fluid.

U.S. Pat. No. 4,789,801 of Lee, U.S. Pat. No. 5,667,564 of Weinberg, U.S. Pat. No. 6,176,977 of Taylor, et al., and U.S. Pat. No. 4,643,745 of Sakakibara, et al. also describe air movement devices that accelerate air using an electrostatic field. Air velocity achieved in these devices is very low and is not practical for commercial or industrial applications.

U.S. Pat. Nos. 3,699,387 and 3,751,715 of Edwards describe the use of multiple stages of Electrostatic Air Accelerators (EFA) placed in succession to enhance air flow. These devices use a conductive mesh as an attracting (collecting) electrode, the mesh separating neighboring corona electrodes. The mesh presents a significant air resistance and impairs air flow thereby preventing the EFA from attaining desirable higher flow rates.

Unfortunately, none of these devices are able to produce a commercially viable amount of the airflow. Providing multiple stages of conventional air movement devices cannot, in and of itself, provide a solution. For example, five serial stages of electrostatic fluid accelerators placed in succession deliver only a 17% greater airflow than one stage alone. See, for example, U.S. Pat. No. 4,231,766 of Spurgin.

Accordingly, a need exists for a practical electrostatic fluid accelerator capable of producing commercially useful flow rates.

SUMMARY OF THE INVENTION

The invention addresses several deficiencies in the prior art limitations on air flow and general inability to attain theoretical optimal performance. One of these deficiencies includes excessive size requirements for multi-stage EFA devices since several stages of EFA, placed in succession, require substantial length along an air duct (i.e., along air flow direction). This lengthy duct further presents greater resistance to air flow.

Still other problems arise when stages are placed close to each. Reduced spacing between stages may produce a "back corona" between an attractor electrode of one stage and a corona discharge electrode of an adjacent next stage that results in a reversed air flow. This may happen due to the large electrical potential difference between the corona electrode of the next stage and the collecting (attracting) electrode of the previous (upwind) stage. Moreover, due to the electrical capacitance between the neighboring stages, there is a parasitic current flow between neighboring stages. This current is caused by non-synchronous high voltage ripples or high voltage pulses between neighboring stages.

Still another problem develops using large or multiple stages so that each separate (or groups of) stage(s) is provided with its own high voltage power supply (HVPS). In this case, the high voltage required to create the corona discharge may lead to an unacceptable level of sparks being generated between the electrodes. When a spark is generated, the HVPS must completely shut down for some period of time required for deionization and spark quenching prior to resuming operation. As the number of electrodes increases, sparks are generated more frequently than with one set of electrodes. If one HVPS feeds several sets of electrodes (i.e., several stages) then it will be necessary to shut down more frequently to extinguish the increased number of sparks generated. That leads to an undesirable increase in power interruption for the system as a whole. To address this problem, it may be beneficial to feed each stage from its own dedicated HVPS. However, using separate HVPS requires that consecutive stages be more widely spaced to avoid undesirable electrical interactions caused by stray capacitance between the electrodes of neighboring stages and to avoid production of a back corona.

The present invention represents an innovative solution to increase airflow by closely spacing EFA stages while minimizing or avoiding the introduction of undesired effects. The invention implements a combination of electrode geometry, mutual location and the electric voltage applied to the electrodes to provide enhanced performance.

According to an embodiment of the invention, a plurality of corona electrodes and collecting electrodes are positioned parallel to each other or extending between respective planes perpendicular to an airflow direction. All the electrodes of neighboring stages are parallel to each other, with all the electrodes of the same kind (i.e., corona discharge electrodes or collecting electrodes) placed in the same parallel planes

that are orthogonal to the planes where electrodes of the same kind or electrodes edges are located. According to another feature, stages are closely spaced to avoid or minimize any corona discharge between the electrodes of neighboring stages. If the closest spacing between adjacent electrodes is "a", the ratio of potential differences (V1–V2) between a voltage V1 applied to the first electrode and a voltage V2 applied to the closest second electrode, and the distance between the electrodes is a normalized distance "aN", then aN=(V1–V2)/a. The normalized distance between the corona discharge wire of one stage to the closest part of the neighboring stage should exceed the corona onset voltage applied between these electrodes, which, in practice, means that it should be no less than 1.2 to 2.0 times of the normalized distance from the corona discharge to the corresponding associated (i.e., nearest) attracting electrode(s) in order to prevent creation of a back corona.

Finally, voltages applied to neighboring stages should be synchronized and syn-phased. That is, a.c. components of the voltages applied to the electrodes of neighboring stages should rise and fall simultaneously and have substantially the same waveform and magnitude and/or amplitude.

The present invention increases EFA electrode density (typically measured in stages-per-unit-length) and eliminates or significantly decreases stray currents between the electrodes. At the same time, the invention eliminates corona discharge between electrodes of neighboring stages (e.g., back corona). This is accomplished, in part, by powering neighboring EFA stages with substantially the same voltage waveform, i.e., the potentials on the neighboring electrodes have the same or very similar alternating components so as to eliminate or reduce any a.c. differential voltage between stages and minimize an instantaneous voltage differential between immediately adjacent electrodes of adjacent stages. Operating in such a synchronous manner between stages, electrical potential differences between neighboring electrodes of adjacent EFA components remains constant and any resultant stray current from one electrode to another is minimized or completely avoided. Synchronization may be implemented by different means, but most easily by powering neighboring EFA components with respective synchronous and syn-phased voltages from corresponding power supplies, or with power supplies synchronized to provide similar amplitude a.c. components of the respective applied voltages. This may be achieved with the same power supply connected to neighboring EFA components or with different, preferably matched power supplies that produce synchronous and syn-phased a.c. component of the applied voltage. A further increase in the density of the electrodes (i.e., "electrode density") may be achieved by placing neighboring (i.e., immediately adjacent) stages with opposite polarity of the corona and collecting electrodes, i.e. the closest to each other electrodes of the neighboring stages having the same or similar (i.e., "close") electrical potentials.

BRIEF DESCRIPTION OF THE DRAWINGS

FIG. **1A** is a schematic diagram of an Electrostatic Fluid Accelerator (EFA) assembly with a single high voltage power supply feeding adjacent corona discharge stages;

FIG. **1B** is a schematic diagram of an EFA assembly with a pair of synchronized power supplies feeding respective adjacent corona discharge stages;

FIG. **2A** is a timing diagram of voltages and currents between electrodes of neighboring EPA stages with no a.c. differential voltage component between the stages;

FIG. **2B** is a timing diagram of voltages and currents between electrodes of neighboring EFA stages where a small voltage ripple exists between stages;

FIG. **3** is a schematic diagram of a power supply unit including a pair of high voltage power supply subassemblies having synchronized output voltages;

FIG. **4A** is a schematic top view of a two stage EFA assembly implementing a first electrode placement geometry; and

FIG. **4B** is a schematic top view of a two stage EFA assembly implementing a second electrode placement geometry;

FIG. **5** is a schematic diagram of an EFA assemblies with a pairs of synchronized power supplies feeding respective adjacent corona discharge stages where closest electrodes have same or close electrical potentials;

FIG. **6** is a graph showing the maximum instantaneous potential difference in volts between two electrodes supplied with signals of some constant potential difference as the phase difference between signals varies between 0 and 20 degrees; and

FIG. **6A** is a graph showing the maximum instantaneous potential difference in volts between two electrodes supplied with signals of some constant potential difference as the phase difference between signals varies between 0 and 1 degree.

DESCRIPTION OF THE PREFERRED EMBODIMENT

FIG. **1A** is a schematic diagram of an Electrostatic Fluid Accelerator (EFA) device **100** comprising two EFA stages **114** and **115**. First EFA stage **114** includes corona discharge electrode **106** and associated accelerating electrode **112**; second EFA stage **115** includes corona discharge electrode **113** and associated accelerating electrode **111**. Both EFA stages and all the electrodes are shown schematically. Only one set of corona discharge and collecting electrodes are shown per stage for ease of illustration, although it is expected that each stage may include a large number of arrayed pairs of corona and accelerating electrodes. An important feature of EFA **100** is that the distance d_1 between the corona discharge electrode **106** and collector electrode **112** is comparable to the distance d_2 between collector electrode **112** and the corona discharge electrode **113** of the subsequent stage **115**, i.e., the closest distance between elements of adjacent stages is not much greater than the distance between electrodes within the same stage. Typically, the inter-stage distance d_2 between collector electrode **112** and corona discharge electrode **113** of the adjacent stage should be between 1.2 and 2.0 times that of the intra-stage spacing distance d_1 between corona discharge electrode **106** and collector electrode **112** (or spacing between corona discharge electrode **113**, and collector electrode **111**) within the same stage. Because of this consistent spacing, capacitance between electrodes **106** and **112** and between 106 and 113 are of the same order. Note that, in this arrangement, the capacitance coupling between corona discharge electrodes **106** and **113** may allow some parasitic current to flow between the electrodes. This parasitic current is of the same order of amplitude as a capacitive current between electrode pair **106** and **112**. To decrease unnecessary current between electrodes **113** and **106**, each should be supplied with synchronized high voltage waveforms. In the embodiment depicted in FIG. **1A** both EFA stages are powered by a common power supply **105** i.e., a power supply having a single voltage conversion circuit or "converter" (e.g., power

transformer, rectifier, and filtering circuits, etc.) feeding both stages in parallel. This ensures that the voltage difference between electrodes **106** and **113** is maintained constant relative to electrodes **106** and **111** so that no or only a very small current flows between electrodes **106** and **113**.

FIG. 1B shows an alternate configuration of an EFA **101** including a pair of EFA stages **116** and **117** powered by separate converters in the form of power supplies **102** and **103**, respectively. First EFA stage **116** includes corona discharge electrode **107** and collecting electrode **108** forming a pair of complementary electrodes within stage **116**. Second EFA stage **117** includes corona discharge electrode **109** and collecting electrode **110** forming a second pair of complementary electrodes. Both EFA stages **116**, **117** and all electrodes **107-110** are shown schematically.

First EFA stage **116** is powered by power supply **102** and second EFA stage **117** is powered by power supply **103**. Both EFA stages as well as both power supplies **102** and **103** may be of the same design to simplify synchronization, although different designs may be used as appropriate to accommodate alternative arrangements. Power supplies **102** and **103** are synchronized by the control circuitry **104** to provide synchronized power outputs. Control circuitry ensures that both power supplies **102** and **103** generate synchronized and syn-phased output voltages that are substantially equal such that the potential difference between the electrodes **107** and **109** is maintained substantially constant (e.g., has no or very small a.c. voltage component). (Note: While the term "synchronized" generally includes both frequency and phase coincidence between signals, the phase-alignment requirement is further emphasized by use of the term "syn-phase" requiring that the signals be in-phase with each other at the relevant locations, e.g., as applied to and as present at each stage.) Maintaining this potential difference constant (i.e., minimizing or eliminating any a.c. voltage component) limits or eliminates any capacitive current flow between electrodes **107** and **109** to an acceptable value, e.g., typically less than 1 mA and preferably less than 100 μA.

The reduction of parasitic capacitive current between electrodes of adjacent EPA stages can be seen with reference to the waveforms depicted in FIGS. **2A** and **2B**. As seen in the FIG. **2A**, voltage **V1** present on electrode **107** (FIG. **1B**) and voltage **V2** present on electrode **109** are synchronized and syn-phased, but not necessarily equal in d.c. amplitude. Because of complete synchronization, the difference V1−V2 between the voltages present on electrodes **107** and **109** is near constant representing only a d.c. offset value between the signals (i.e., no a.c. component). A current Ic flowing through the capacitive coupling between electrode **107** and electrode **109** is proportioned to the time rate of change (dV/dt) of the voltage across this capacitance:

$$I_c = C^*[d(V1-V2)/dt].$$

It directly follows from this relationship that, if the voltage across any capacitance is held constant (i.e., has no a.c. component), no current flows the path. On the other hand, even small voltage changes may create large capacitive current flows if the voltage changes quickly (i.e., large d(V1−V2)/dt). In order to avoid excessive current flowing from the different electrodes of the neighboring EFA stages, voltages applied to the electrodes of these neighboring stages should be synchronized and syn-phased. For example, with reference to FIG. **2B**, corona voltage V1 and V2 are slightly out of synchronization resulting in a small a.c. voltage component in the difference, d(V1−V2)/dt. This small a.c. voltage component results in a significant parasitic current Ic flowing between adjacent EFA stages. An embodiment of the present invention includes synchronization of power applied to all stages to avoid current flow between stages.

The closest spacing of electrodes of adjacent EFA stages may be approximated as follows. Note that a typical EFA operates efficiently over a rather narrow voltage range. The voltage V_c applied between the corona discharge and collecting electrodes of the same stage should exceed the so called corona onset voltage V_{onset} for proper operation. That is, when voltage V_c is less than V_{onset}, no corona discharge occurs and no air movement is generated. At the same time V_c should not exceed the dielectric breakdown voltage V_b so as to avoid arcing. Depending on electrodes geometry and other conditions, V_b may be more than twice as much as V_{onset}. For typical electrode configurations, the V_b/onset ratio is about 1.4–1.8 such that any particular corona discharge electrode should not be situated at a distance from a neighboring collecting electrode where it may generate a "back corona." Therefore, the normalized distance aNn between closest electrodes of neighboring stages should be at least 1.2 times greater than the normalized distance "aNc" between the corona discharge and the collecting electrodes of the same stage and preferably not more than 2 times greater than distance "aNc." That is, electrodes of neighboring stages should be spaced so as to ensure that a voltage difference between the electrodes is less than the corona onset voltage between any electrodes of the neighboring stages.

If the above stated conditions are not satisfied, a necessary consequence is that neighboring stages must be further and more widely spaced from each other than otherwise. Such increased spacing between stages results in several conditions adversely affecting air movement. For example, increased spacing between neighboring stages leads to a longer duct and, consequently, to greater resistance to airflow. The overall size and weight of the EFA is also increased. With synchronized and syn-phased HVPSs, these negative aspects are avoided by allowing for reduced spacing between HFA stages without reducing efficiency or increasing spark generation.

Referring to FIG. **3**, a two stage EFA **300** includes a pair of converters in the form of HVPSs **301** and **302** associated with respective first and second stages **312** and **313**. Both stages are substantially identical and are supplied with electrical power by identical HVPSs **301** and **302**. HVPSs **301** and **302** include respective pulse width modulation (PWM) controllers **304** and **305**, power transistors **306** and **307**, high voltage inductors **308** and **309** (i.e., transformers or filtering chokes) and voltage doublers **320** and **321**, each voltage doubler including rectifier circuits **310** and **311**. HVPSs **301** and **302** provide power to respective EFA corona discharge electrodes of stages **312** and **313**. As before, although EFA electrodes of stages **312** and **313** are diagrammatically depicted as single pairs of one corona discharge electrode and one accelerator (or attractor) electrode, each stage would typically include multiple pairs of electrodes configured in a two-dimensional array. PWM controllers **304**, **305** generate (and provide at pin **7**) high frequency pulses to the gates of respective power transistors **306** and **307**. The frequency of these pulses is determined by respective RC timing circuits including resistor **316** and capacitor **317**, and resistor **318** and the capacitor **319**. Ordinarily, slight differences between values of these components between stages results in slightly different operating frequencies of the two HVPS stages which typically supply an output voltage within a range of 50 Hz to 1000 kHz. However, even a slight variation in frequency leads to

non-synchronous operation of stages **312** and **313** of EFA **300**. Thus, to ensure the synchronous and syn-phased (i.e., zero phase shift or difference) operation of power supplies **301** and **302**, controller **305** is connected to receive a synchronization signal pulse from pin **1** of the PWM controller **304** via a synchronization input circuit including resistor **315** and capacitor **314**. This arrangement synchronizes PWM controller **305** to PWM controller **304** so that both PWM controllers output voltage pulses that are both synchronous (same frequency) and syn-phased (same phase).

FIGS. **4**A and **4**B are cross-sectional views of two different arrangements of two-stage EFA devices. Although only two stages are illustrated, the principles and structure detailed is equally. With reference to FIG. **4**A, first EFA device **411** consists of two serial or tandem stages **414** and **415**. First stage **414** contains a plurality of parallel corona discharge electrodes **401** aligned in a first vertical column and collecting electrodes **402** aligned in a second column parallel to the column of corona discharge electrodes **401**. All the electrodes are shown in cross-section longitudinally extending in to and out from the page. Corona discharge electrodes **401** may be in the form of conductive wires as illustrated, although other configurations may be used. Collecting electrodes **402** are shown horizontally elongate as conductive bars. Again, this is for purposes of illustration; other geometries and configurations may be implemented consistent with various embodiments of the invention. Second stage **415** similarly contains a column of aligned corona discharge electrodes **403** (also shown as thin conductive wires extending perpendicular to the page) and collecting electrodes **404** (again as bars). All the electrodes are mounted within air duct **405**. First and second stages **414** and **415** of EFA **411** are powered by respective separate HVPSs (not shown). The HVPSs are synchronized and syn-phased so the corona discharge electrodes **403** of second stage **415** may be placed at the closest possible normalized distance to collecting electrodes **402** of first stage **414** without adversely interacting and degrading EPA performance.

For the purposes of illustration, we assume that all voltages and components thereof (e.g., a.c. and d.c.) applied to the electrodes of neighboring stages **414** and **415** are equal. It is further assumed that high voltages are applied to the corona discharge electrodes **401** and **403** and that the collecting electrodes **402** and **404** are grounded, i.e., maintained at common ground potential relative to the high voltages applied to corona discharge electrodes **401** and **403**. All electrodes are arranged in parallel vertical columns with corresponding electrodes of different stages horizontally aligned and vertically offset from the complementary electrode of its own stage in staggered columns. A normalized distance **410** between corona discharge electrodes **401** and the leading edges of the closest vertically adjacent collecting electrodes **402** is equal to aN1. Normalized distance aN2 (**413**) between corona electrodes **403** of the second stage and the trailing edges of collecting electrodes **402** of the first stage should be some distance aN2 greater that aN1, the actual distance depending of the specific voltage applied to the corona discharge electrodes. In any case, aN2 should be just greater than aN1, i.e., be within a range of 1 to 2 times distance aN1 and, more preferably, 1.1 to 1.65 times aN1 and even more preferably approximately 1.4 times aN1. In particular, as depicted in FIG. **4**A, distance aN2 should be just greater than necessary to avoid a voltage between the corona onset voltage creating a current flow therebetween. Let us assume that this normalized "stant" distance aN2 is equal to 1.4×aN1. Then the horizontal distance **412** between neighboring stages is less than distance aN2 (**413**). As shown, intra-stage spacing is minimized when the same type of the electrodes of the neighboring stages are located in one plane **420** (as shown in FIG. **4**A). Plane **420** may be defined as a plane orthogonal to the plane containing the edges of the corona discharge electrodes (plane **417** which is also substantially orthogonal to an airflow direction as shown in FIG. **4**A). If the same type electrodes of neighboring states are located in different but parallel planes, such as planes **421** and **422** (as shown in FIG. **4**B), the resultant minimal spacing distance between electrodes of adjacent EFA stages is equal to aN2 as shown by line **419**. Note that the length of line **419** is the same as distance **413** (aN2) and is greater than distance **412** so that inter-stage spacing is increased.

FIG. **5** shows a configuration of an EFA **501** including a pair of EFA stages **516** and **517** powered by separate power supplies **502** and **503**, respectively. First EFA stage **516** includes corona discharge electrode **507** and collecting electrode **508** forming a pair of complementary electrodes within stage **516**. Second EFA stage **517** includes corona discharge electrode **509** and collecting electrode **510** forming a second pair of complementary electrodes. Both EFA stages **516**, **517** and all electrodes **507**–**510** are shown schematically. According to one implementation, EFA stages **516** and **517** are arranged in tandem, with stage **517** arranged immediately subsequent to stage **516** in a desired airflow direction. A trailing edge of collecting electrode **508** (or trailing edge of an array of collecting electrodes) is spaced apart from a leading edge of corona discharge electrode **509** (or leading edge of an array of corona discharge electrodes) by a distance of between 1 and 10 cm depending on, among other factors, operating voltages.

First EFA stage **516** is powered by power supply **502** and an immediately subsequent (or next in an airflow direction) second EFA stage **517** is powered by power supply **503** with inversed polarity. That is, while corona discharge electrode **507** is supplied with a "positive" voltage with respect to collecting electrode **508**, corona discharge electrode **509** of second EFA stage **517** is supplied with a "negative" voltage (i.e., for a time varying signal such as a.c., a voltage that is syn-phased with that supplied to collecting electrode **508** and opposite or out of phase with corona discharge electrode **507**). In contrast, collecting electrode **510** is supplied with a "positive" voltage, i.e., one that is syn-phased with that supplied to corona discharge electrode **507**. (Note that the phrases "positive voltage" and "negative voltage" are intended to be relative designations of either of two power supply terminals and not absolute.)

It is important that electrical voltage potentials of the electrodes **508** and **509** are the same or close to each other at any particular instant. Both EFA stages as well as both power supplies **502** and **503** may be of the same design to simplify synchronization, although different designs may be used as appropriate to accommodate alternative arrangements. Power supplies **502** and **503** are synchronized by the control circuitry **504** to provide synchronized power outputs. Control circuitry ensures that both power supplies **502** and **503** generate synchronized and syn-phased output voltages that are substantially equal such that the potential difference between the electrodes **508** and **509** is maintained substantially constant (e.g., has a zero or very small a.c. voltage component preferably less than 100 v rms and, more preferably, less than 10 v rms). Maintaining this potential difference constant (i.e., minimizing or eliminating any a.c. voltage component) limits or eliminates any capacitive

current flow between electrodes **508** and **509** to an acceptable value, e.g., typically less than 1 mA and preferably less than 100 μA. That is, since

$$I_c = C^*[d(V1-V2)/dt]$$

and since

$$\frac{dV}{dt} = V_1 \sin\theta - V_2 \sin(\theta + \phi)$$

(where ϕ is the phase difference between signals) we can minimize Ic by a combination of minimizing any potential difference ($V_1 - V_2$) and the phase differential (p between the signals. For example, while **V1** and **V2** should be within 100 volts of each other and, more preferably, 10 volts, and should be syn-phases such that any phase differential should be maintained within 5 degrees and, more preferably, within 2 degrees and even more preferably within 1 degree.

FIGS. **6** and **6A** are graphs showing the maximum instantaneous potential difference in volts between two electrodes supplied with signals of some constant potential difference (in this case, one electrode maintained at 1000 volts rms, the other at 1000 plus 0, 10, 25, 50, 100 and 200 volts) as the phase difference between signals varies between 0 and 20 degrees (FIG. **6**), with detail of changes occurring between zero and one degree phase difference shown in FIG. **6A**. As shown, at such high voltages, even a small phase difference results in a substantial maximum instantaneous voltage level being created between the electrodes. The maximum instantaneous potential differential occurs at zero degrees plus one-half of the phase difference (i.e., ϕ/2) and again 180 degree later (i.e., 180°+ϕ/2) in an opposite direction of polarity.

It should be noted that the polarity of the corona electrode of the different stages with regard to the corresponding collecting electrode may be the same (i.e. positive) or alternating (say, positive at the first stage, negative at the second stage, positive at the third and so forth).

In summary, embodiments of the invention incorporate architectures satisfying one or more of three conditions in various combinations:

1. Electrodes of the neighboring EFA stages are powered with substantially the same voltage waveform, i.e., the potentials on the neighboring electrodes should have substantially same alternating components. Those alternating components should be close or identical in both magnitude and phase.

2. Neighboring EFA stages should be closely spaced, spacing between neighboring stages limited and determined by that distance which is just sufficient to avoid or minimize any corona discharge between the electrodes of the neighboring stages.

3. Same type electrodes of neighboring stages should be located in the same plane that is orthogonal to the plane at which the electrodes (or electrodes leading edges) are located.

It should be noted and understood that all publications, patents and patent applications mentioned in this specification are indicative of the level of skill in the art to which the invention pertains. All publications, patents and patent applications are herein incorporated by reference to the same extent as if each individual publication, patent or patent application was specifically and individually indicated to be incorporated by reference in its entirety.

What is claimed is:

1. An electrostatic fluid accelerator comprising:

a high voltage power source supplying a high voltage power at a particular output voltage and current, said voltage and current waveforms each including constant and alternating components; and

an electrostatic fluid accelerator unit comprising a plurality of stages of electrodes, each of said stages of electrodes including at least one corona discharge electrode and at least one complementary electrode, said stages of electrodes arranged in tandem to sequentially accelerate a fluid passing therethrough, said electrodes connected to said high voltage power source to receive said high voltage power with substantially identical waveforms of said alternating component of said output voltage,

said complementary electrode of one of said stages and said corona discharge electrode of an immediately subsequent one of said stages maintained at substantially equal syn-phased operating voltages.

2. The electrostatic fluid accelerator according to claim **1** said wherein said complementary electrode of said one stage and said corona discharge electrode of said immediately subsequent stage are maintained at syn-phased operating voltages within 100 volts rms of each other.

3. The electrostatic fluid accelerator according to claim **2** said wherein said complementary electrode of said one stage and said corona discharge electrode of said immediately subsequent stage are maintained at syn-phased operating voltages within 10 volts rms of each other.

4. The electrostatic fluid accelerator according to claim **1** said wherein said complementary electrode of said one stage and said corona discharge electrode of said immediately subsequent stage are maintained at syn-phased operating voltages such that a current flow therebetween is less than 1 mA.

5. The electrostatic fluid accelerator according to claim **4** said wherein complementary electrode of said one stage and said corona discharge electrode of said immediately subsequent stage are maintained at syn-phased operating voltages such that said current flow therebetween is less than 100 μA.

6. The electrostatic fluid accelerator according to claim **1** wherein said high voltage power is supplied to each of said plurality of stages of electrostatic discharge elements substantially in phase and with substantially equal levels of said alternating component of said output voltage.

7. The electrostatic fluid accelerator according to claim **1** wherein said high voltage power is supplied to each of said plurality of stages of electrodes substantially in phase and with substantially equal levels of said components of said output currents.

8. The electrostatic fluid accelerator according to claim **1** wherein said high voltage power source comprises a plurality of converters for transforming and a primary power to said high voltage power, each of said converters independently connected to a respective one of said stages for providing said high voltage power thereto, said high voltage power source further comprising a controller connected to said converters for synchronizing said alternating components of said high voltage power provided by said converters.

9. The electrostatic fluid accelerator according to claim **8** wherein said converters each comprise a transformer and a rectifier circuit.

10. The electrostatic fluid accelerator according to claim **1** wherein said alternating component of said output voltage has a frequency range within 50 Hz to 1000 kHz, each of

said stages of electrostatic discharge elements receiving said alternating voltage component in phase and with substantially equal amplitude.

11. The electrostatic fluid accelerator according to claim 1 wherein said alternating component of said current has a frequency range within 50 Hz to 1000 kHz, each of said stages of electrodes receiving said alternating current component in phase with each other and with substantially equal amplitudes.

12. The electrostatic fluid accelerator according to claim 1 wherein each of said stages of said electrode comprises a first regular array of corona discharge electrodes and a second regular array of accelerating electrodes, said corona discharge electrodes and accelerating electrodes oriented parallel to each other and each of said arrays of corona discharge electrodes spaced from each of said arrays of said accelerating electrodes of the same stage, corresponding ones of said electrodes of different ones of said stages being parallel to each other and to the electrodes of a nearest stage.

13. The electrostatic fluid accelerator according to claim 12 wherein corona discharge electrodes and accelerating electrodes of respective immediately adjacent ones of said stages are spaced apart by a distance d that is 1 to 2 times greater than a closest distance between ones of said corona discharge electrodes and immediately adjacent ones of the electrodes of each of said stages.

14. The electrostatic fluid accelerator according to claim 1 wherein each of said stages includes a plurality of corona discharge electrodes located in a common transverse plane, each of said transverse planes being substantially orthogonal to an airflow direction and ones of said corona discharge electrodes of neighboring ones of said stages located in respective common planes orthogonal to said transverse planes.

15. The electrostatic fluid accelerator according to claim 1 wherein each of said stages includes a plurality of parallel corona discharge wires positioned in a first plane and a plurality of parallel accelerating electrodes having edges closest to the corona discharge electrodes aligned in respective second plane, said first and second planes parallel to each other and perpendicular to a common average airflow direction through said stages.

16. An electrostatic fluid accelerator comprising:

a high voltage power source supplying a high voltage power including a plurality of output circuits each independently supplying a respective electrical output power signal substantially in phase with each other; and

an electrostatic fluid air accelerator unit comprising a plurality of stages each of said stages including a first array of corona discharge electrodes and a second array of attractor electrodes spaced apart from said first array along an airflow direction, each of said stages connected to a respective one of said output circuits for supplying a corresponding one of said electrical output power signals to said corona discharge and attractor electrodes of said first and second arrays,

said second array of attractor electrodes of one of said stages and said first array of corona discharge electrodes of an immediately subsequent one of said stages maintained at substantially equal syn-phased operating voltages.

17. The electrostatic fluid accelerator according to claim 16 said wherein said attractor electrodes of said one stage and said corona discharge electrodes of said immediately subsequent stage are maintained at syn-phased operating voltages within 100 volts rms of each other.

18. The electrostatic fluid accelerator according to claim 17 said wherein said attractor electrodes of said one stage and said corona discharge electrodes of said immediately subsequent stage are maintained at syn-phased operating voltages within 10 volts rms of each other.

19. The electrostatic fluid accelerator according to claim 16 said wherein said attractor electrodes of said one stage and said corona discharge electrodes of said immediately subsequent stage are maintained at syn-phased operating voltages such that a current flow therebetween is less than 1 mA.

20. The electrostatic fluid accelerator according to claim 19 said wherein wherein said attractor electrodes of said one stage and said corona discharge electrodes of said immediately subsequent stage are maintained at syn-phased operating voltages such that a current flow therebetween is less than 100 μA.

21. The electrostatic fluid accelerator according to claim 16 wherein said high voltage power source said high voltage power further comprises a plurality of transformers, rectifier circuits and controllers connected to respective ones of said output circuits, each of said controllers connected to at least one other of said controllers for synchronizing an said electrical output power signals.

22. The electrostatic fluid accelerator according to claim 16 wherein each of said electrical output power signals has an a.c. component having a fundamental operating frequency within a range of 50 Hz to 1000 kHz.

23. A method of accelerating a fluid including the steps of:

transforming a primary power signal into a plurality of independent voltages each of said voltages including independent high frequency power signals;

synchronizing said plurality of independent high frequency power signals to a common frequency and phase;

powering arrays of corona discharge and accelerating electrodes with respective ones of said high voltage signals including maintaining at substantially equal syn-phased operating voltages (i) one of said arrays of said corona discharge electrodes powered by one of said high voltage signals and (ii) an immediately adjacent one of said arrays of accelerating electrodes powered by another of said high voltage signals; and

accelerating a the fluid through each of said arrays in sequence.

24. The method according to claim 23 wherein said step of transforming includes steps of increasing a voltage of said primary power signal to provide a plurality of high voltage alternating secondary power signals and independently rectifying said plurality of high voltage alternating secondary power signals to provide a plurality of high voltage output power signals.

25. An electrostatic fluid accelerator comprising:

a first array of corona discharge electrodes disposed in a first plane;

a second array of corona discharge electrodes disposed in a second plane, said second plane being parallel to and spaced apart from said first plane; and

a third array of accelerating electrodes disposed in a third plane and maintained at a substantially equal syn-phased operating voltage with said second array of corona electrodes, said third plane being parallel to said first and second planes and disposed therebetween, wherein each accelerating electrode of said third array is disposed in a staggered configuration with respect to said corona discharge electrodes of said first array.

26. The electrostatic fluid accelerator of 25, wherein The electrostatic fluid accelerator according to claim 1 said second and third arrays are maintained at syn-phased operating voltages within 100 volts rms of each other.

27. The electrostatic fluid accelerator of 25, wherein The electrostatic fluid accelerator according to claim 1 said second and third arrays are maintained at syn-phased operating voltages within 10 volts rms of each other.

28. The electrostatic fluid accelerator of 25, wherein The electrostatic fluid accelerator according to claim 1 said second and third arrays are maintained at syn-phased operating voltages such that a current flow therebetween is less than 1 mA.

29. The electrostatic fluid accelerator of 25, wherein The electrostatic fluid accelerator according to claim 1 said second and third arrays are maintained at syn-phased operating voltages such that a current flow therebetween is less than 100 μA.

30. The electrostatic fluid accelerator of 25, wherein each accelerating electrode of said third array is disposed in a staggered configuration with respect to said corona discharge electrodes of said second array.

31. The electrostatic fluid accelerator of 25, wherein said corona discharge electrodes of said first array are disposed in an aligned orientation with respect to said corona discharge electrodes of said second array.

32. The electrostatic fluid accelerator of 25, wherein a spacing between each corona discharge electrode of said second array and a nearest accelerator electrode of said third array is within the range of 1.2 to 2 times a spacing between each corona discharge electrode of said first array and a nearest accelerator electrode of said third array.

33. The electrostatic fluid accelerator of 32, wherein said spacing between each corona discharge electrode of said second array and a nearest accelerator electrode of said third array is within the range of 1.2 to 1.65 times said spacing between each corona discharge electrode of said first array and a nearest accelerator electrode of said third array.

34. The electrostatic fluid accelerator of 32, wherein said spacing between each corona discharge electrode of said second array and a nearest accelerator electrode of said third array is approximately 1.4 times said spacing between each corona discharge electrode of said first array and a nearest accelerator electrode of said third array.

35. The electrostatic fluid accelerator of 25, further comprising:

a forth array of accelerating electrodes disposed longitudinally in a forth plane, said forth plane being parallel to said first, second, and third planes and disposed on an opposite side of said second array than is said third plane, wherein each accelerating electrode of said forth array is disposed in a staggered orientation with respect to said corona discharge electrodes of said second array.

36. The electrostatic fluid accelerator of 25, further comprising:

a high voltage power supply circuit coupled to said first and third arrays, wherein a high voltage waveform provided to corona discharge electrodes of said first array is synchronized with a high voltage waveform provided to corona discharge electrodes of said second array.

37. The electrostatic fluid accelerator of 36, wherein said high voltage power supply circuit comprises:

a first high voltage power supply coupled to said first array;

a second high voltage power supply coupled to said second array; and

control circuitry coupled to said first and second high voltage power supplies and operable to control each said high voltage power supply to generate synchronized and syn-phased high voltage waveforms.

38. An electrostatic fluid accelerator system having a plurality of closely spaced electrostatic accelerator stages, said system comprising:

a first electrostatic accelerator stage having a first array of corona discharge electrodes disposed in a first plane and a first array of accelerating electrodes disposed in a second plane; and

a second electrostatic accelerator stage having a second array of corona discharge electrodes disposed in a third plane and a second array of accelerating electrodes disposed in a forth plane, wherein each corona discharge electrode of said second array of corona discharge electrodes is (i) disposed offset from each accelerating electrode of said first array of accelerating electrodes and (ii) maintained at a substantially equal syn-phased voltage as said first array of accelerating electrodes.

39. The system of 38, wherein each of said first, second, third, and forth planes are parallel.

40. The system of 38, further comprising:

a high voltage power supply circuit coupled to said first and second arrays of corona discharge electrodes, wherein a high voltage waveform provided to said first array of corona discharge electrodes is synchronized with a high voltage waveform provided to said second array of corona discharge electrodes.

41. The system of 40, wherein said high voltage waveform provided to said first array of corona discharge electrodes is syn-phased with said high voltage waveform provided to said second array of corona discharge electrodes.

42. The system of 40, wherein said high voltage power supply circuit comprises:

a first high voltage power supply coupled to said first array of corona discharge electrodes;

a second high voltage power supply coupled to said second array of corona discharge electrodes; and

control circuitry coupled to said first and second high voltage power supplies and operable to control each said high voltage power supply to generate synchronized high voltage waveforms.

43. The system of 38, wherein each accelerating electrode of said first array of accelerating electrodes is disposed offset from each corona discharge electrode of said first array of corona discharge electrodes.

44. The system of 43, wherein each accelerating electrode of said second array of accelerating electrodes is disposed offset from each corona discharge electrode of said second array of corona discharge electrodes.

45. The system of 43, wherein corona discharge electrodes of said first array of corona discharge electrodes are disposed in alignment with corona discharge electrodes of said second array of corona discharge electrodes.

46. The system of 43, wherein a spacing between said corona discharge electrode of said first array of corona discharge electrodes and said accelerating electrodes of said first array of accelerating electrodes is a first distance, said first distance being greater than an intra-stage electrode spacing as measured along a line normal to each first and second planes.

47. The system of 46, wherein a spacing between each corona discharge electrode of said second array of corona

discharge electrodes and said accelerating electrodes of said first array of accelerating electrodes is a second distance, said second distance being greater than an inter-stage electrode spacing as measured along a line normal to each said second and third planes, said second distance being greater than said first distance.

48. The system of 47, wherein said second distance is in the range of 1.2 to 2 times said first distance.

49. The system of 47, wherein said first distance is selected as a function of a corona onset voltage between said corona discharge electrodes of said first array of corona discharge electrodes and said accelerating electrodes of said first array of accelerating electrodes.

50. The system of 47, wherein said second distance is selected to prevent a back corona between said second electrostatic accelerator stage and said first electrostatic accelerator stage.

51. A method for providing an electrostatic fluid accelerator, said method comprising:

determining an intra-stage spacing to facilitate a corona onset voltage between corona discharge electrodes and accelerating electrodes of an electrostatic fluid accelerator while minimizing sparking between said corona discharge electrodes and said accelerating electrodes;

determining an inter-stage spacing to prevent a back corona forming between accelerating electrodes of a first electrostatic accelerator stage and corona discharge electrodes of a second electrostatic accelerator stage, said inter-stage spacing being within the range of 1.2 to 2.0 times said intra-stage spacing;

disposing said accelerating electrodes of said first electrostatic accelerator stage in a first plane;

disposing said corona discharge electrodes of said second electrostatic accelerator stage in a second plane, wherein said first and second planes are parallel, and wherein a spacing between said first and second planes is less than said inter-stage spacing; and

exciting said accelerating electrodes of a first electrostatic accelerator stage and corona discharge electrodes of a second electrostatic accelerator stage with a substantially equi-potential synchronized high voltage waveform.

52. The method of 51, wherein said disposing said corona discharge electrodes of said second electrostatic accelerator stage in said second plane comprises:

disposing said corona discharge electrodes parallel to and in an offset configuration with said accelerating electrodes.

53. The method of 54, further comprising:

disposing corona discharge electrodes of said first electrostatic accelerator stage is a third plane, wherein said first, second, and third planes are parallel, and wherein a spacing between said first and third planes is less than said intra-stage spacing.

54. The method of 53, wherein said disposing said corona discharge electrodes of said first electrostatic accelerator stage in said third plane comprises:

disposing said corona discharge electrodes of said first electrostatic accelerator stage parallel to and in-line with said corona discharge electrodes of said second electrostatic accelerator stage and parallel to and in an offset configuration with said accelerating electrodes of said first electrostatic accelerator stage.

55. The method of 51, further comprising:

providing said first electrostatic accelerator stage having a first array of corona discharge electrodes and a first array of accelerating electrodes comprising said accelerating electrodes of said first electrostatic accelerator stage, wherein said providing said first electrostatic accelerator stage includes spacing each corona discharge electrode of said first array of corona discharge electrodes apart from said accelerating electrodes of said first array of accelerating electrodes said intra-stage spacing;

providing a second electrostatic accelerator stage having a second array of accelerating electrodes and a second array of corona discharge electrodes comprising said corona discharge electrodes of said second electrostatic accelerator stage, wherein said providing said second electrostatic accelerator stage includes spacing each corona discharge electrode of said second array of corona discharge electrodes apart from said accelerating electrodes of said second array of accelerating electrodes said intra-stage spacing.

56. The method of 55, further comprising:

exciting said first electrostatic accelerator stage and said second electrostatic accelerator stage with a synchronized high voltage waveform.

57. The method of 56, further comprising:

syn-phasing said high voltage waveform such that a potential difference between said first array of corona discharge electrodes and said second array of corona discharge electrodes is maintained substantially constant.

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